                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                DeltaPoint, Inc.
                                (Name of Issuer)

                           Common Stock no par value
                         (Title of Class of Securities)

                                   247917107
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No. 247917107            13G              Page 2 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Investment Partners V, Limited Partnership
06-1332464
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                           (a) [_]
                                                           (b) [_]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------
4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------
 Number of    (5)  Sole Voting Power         325,289 shares of
 Shares                                      common stock
 Bene-
 ficially     (6)  Shared Voting Power       Not applicable
 Owned by
 Each         (7)  Sole Dispositive Power    325,289 shares of
 Reporting                                   common stock
 Person
 With         (8)  Shared Dispositive Power  Not applicable

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   325,289 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                           [_]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   14.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 247917107            13G              Page 3 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Associates V, Limited Partnership
06-1332465
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                           (a) [_]
                                                           (b) [_]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------

4 Citizenship or Place of Organization

Delaware
--------------------------------------------------------------
 Number of    (5)  Sole Voting Power         Not applicable
 Shares
 Bene-        (6)  Shared Voting Power       325,289 shares of
 ficially                                    common stock
 Owned by
 Each         (7)  Sole Dispositive Power    Not applicable
 Reporting
 Person       (8)  Shared Dispositive Power  325,289 shares of
 With                                        common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   325,289 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                           [_]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   14.2%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 247917107            13G              Page 4 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates Fund, Limited Partnership
06-1334685
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [_]
                                                            (b) [_]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------
4 Citizenship or Place of Organization

Delaware
------------------------------------------------------------
 Number of    (5)  Sole Voting Power         7,312 shares of
 Shares                                      common stock
 Bene-
 ficially     (6)  Shared Voting Power       Not applicable
 Owned by
 Each         (7)  Sole Dispositive Power    7,312 shares of
 Reporting                                   common stock
 Person
 With         (8)  Shared Dispositive Power  Not applicable

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   7,312 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                           [_]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.3%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 247917107            13G              Page 5 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak V Affiliates
06-1334686
-------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [_]
                                                            (b) [_]
-------------------------------------------------------------------
3 SEC Use Only


------------------------------------------------------------------
4 Citizenship or Place of Organization

Delaware
------------------------------------------------------------
 Number of    (5)  Sole Voting Power         Not applicable
 Shares
 Bene-        (6)  Shared Voting Power       7,312 shares of
 ficially                                    common stock
 Owned by
 Each         (7)  Sole Dispositive Power    Not applicable
 Reporting
 Person       (8)  Shared Dispositive Power  7,312 shares of
 With                                        common stock

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   7,312 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                           [_]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   0.3%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   PN

Cusip No. 247917107            13G              Page 6 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Oak Management Corporation
06-0990851
---------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                            (a) [_]
                                                            (b) [_]
---------------------------------------------------------------------
3 SEC Use Only


---------------------------------------------------------------------

4 Citizenship or Place of Organization

  Delaware
---------------------------------------------------------------------
 Number of    (5)  Sole Voting Power         Not applicable
 Shares
 Bene-        (6)  Shared Voting Power       332,601 shares of
 ficially
 Owned by     (7)  Sole Dispositive Power    Not applicable
 Each
 Reporting    (8)  Shared Dispositive Power  332,601 shares of
 Person                                      common stock
 With

-------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each
   Reporting Person

   332,601 shares of common stock
-------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes
   Certain Shares (See Instructions)                           [_]

-------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   14.5%
-------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   CO

Cusip No. 247917107                     13G                  Page 7 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Bandel L. Carano
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
----------------------------------------------------------------------------

Number of
Shares        (5)  Sole Voting Power         Not applicable
Bene-
ficially      (6)  Shared Voting Power       332,601 shares of common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  332,601 shares of common stock
With


--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions)                                                       [  ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   14.5%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 247917107                    13G                   Page 8 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Gerald R. Gallagher
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
-------------------------------------------------------------------------------
Number of
Shares        (5)  Sole Voting Power         Not applicable
Bene-
ficially      (6)  Shared Voting Power       332,601 shares of common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  332,601 shares of common stock
With

-------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   332,601 shares of common stock
-------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions)                                                      [  ]

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   14.5%
-------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 247917107                     13G                  Page 9 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Edward F. Glassmeyer
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of
Shares        (5)  Sole Voting Power         Not applicable
Bene-
ficially      (6)  Shared Voting Power       332,601 shares of common stock
Owned by
Each          (7)  Sole Dispositive Power    Not applicable
Reporting
Person        (8)  Shared Dispositive Power  332,601 shares of common stock
With

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares
   (See Instructions)                                                       [  ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   14.5%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 247917107                   13G                    Page 10 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Fredric W. Harman
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       332,601 shares of common stock
ficially
Owned by      (7)  Sole Dispositive Power    Not applicable
Each
Reporting     (8)  Shared Dispositive Power  332,601 shares of common stock
Person
With

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions)                                                            [  ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   14.5%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 247917107                    13G                   Page 11 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Ann H. Lamont
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


-------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       332,601 shares of common stock
ficially
Owned by      (7)  Sole Dispositive Power    Not applicable
Each
Reporting     (8)  Shared Dispositive Power  332,601 shares of common stock
Person
With

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions)                                                            [  ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   14.5%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

Cusip No. 247917107                    13G                   Page 12 of 19 Pages

1  Names of Reporting Persons
   S.S. or I.R.S. Identification Nos. of Above Persons

Eileen M. More
--------------------------------------------------------------------------------

2 Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                       (a) [   ]
                                                                       (b) [   ]
--------------------------------------------------------------------------------
3 SEC Use Only


--------------------------------------------------------------------------------

4 Citizenship or Place of Organization

United States
--------------------------------------------------------------------------------
Number of     (5)  Sole Voting Power         Not applicable
Shares
Bene-         (6)  Shared Voting Power       332,601 shares of common stock
ficially
Owned by      (7)  Sole Dispositive Power    Not applicable
Each
Reporting     (8)  Shared Dispositive Power  332,601 shares of common stock
Person
With

--------------------------------------------------------------------------------
9  Aggregate Amount Beneficially Owned by Each Reporting Person

   332,601 shares of common stock
--------------------------------------------------------------------------------
10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions)                                                            [  ]

--------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row 9

   14.5%
--------------------------------------------------------------------------------
12 Type of Reporting Person (See Instructions)

   IN

                                                             Page 13 of 19 pages

                                  Schedule 13G
                                Amendment No. 1
                           Common Stock, No Par Value
                              CUSIP No. 247917107

Item 1(a)    Name of Issuer:
             DeltaPoint, Inc.

Item 1(b)    Address of Issuer's Principal Executive Offices:
             22 Lower Ragsdale Drive
             Monterey, CA 93940

Item 2(a)    Name of Person filing:

    Oak Investment Partners V, Limited Partnership
    Oak Associates V, Limited Partnership
    Oak V Affiliates Fund, Limited Partnership
    Oak V Affiliates
    Oak Management Corporation
    Bandel L. Carano
    Gerald R. Gallagher
    Edward F. Glassmeyer
    Fredric W. Harman
    Ann H. Lamont
    Eileen M. More

Item 2(b)    Address of Principal Business Office or, if none, Residence:

     c/o Oak Management Corporation
     One Gorham Island
     Westport, CT 06880

Item 2(c)    Citizenship:

     Please refer to Item 4 on each cover sheet for each filing person

Item 2(d)    Title of Class of Securities:

     Common stock, no par value

Item 2(e)    CUSIP Number: 247917107

Item 3       Not Applicable.

Item 4       Ownership.

     The approximate percentages of shares of Common Stock reported as beneficially owned by the Reporting Entities is based upon 2,284,243 shares outstanding as of December 12, 1996, as reported in the Issuer's Form SB-2 Registration Statement as filed with the SEC on December 12, 1996.

     Please see Items 5, 6, 7, 8, 9 and 11 for each cover sheet for each filing entity.

Item 5       Ownership of Five Percent or Less of a Class.

     Not applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

     Not applicable

Item 8       Identification and Classification of Members of the Group.

     Not applicable

Item 9       Notice of Dissolution of Group.

     Not applicable

Item 10      Certification.

     Not applicable

Signature
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated February 13, 1997

                              Oak Investment Partners V,
                              Limited Partnership

                              By:   Oak Associates V,
                                    Limited Partnership,
                                    As General Partner


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner

                              Oak Associates V, Limited Partnership


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner

                              Oak V Affiliates Fund, Limited
                              Partnership

                              By:   Oak V Affiliates, As General
                                    Partner


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner

                              Oak V Affiliates


                              By:   /s/ Edward F. Glassmeyer
                                    -------------------------------
                                    General Partner

                              OAK MANAGEMENT CORPORATION


                         By:  /s/ Edward F. Glassmeyer
                              ------------------------------------
                              Name:      Edward F. Glassmeyer
                              Title:     President



                              /s/ Bandel L. Carano
                              ------------------------------------
                              Bandel L. Carano



                              /s/ Fredric W. Harman
                              ------------------------------------
                              Fredric W. Harman



                              /s/ Gerald R. Gallagher
                              ------------------------------------
                              Gerald R. Gallagher



                              /s/ Edward F. Glassmeyer
                              ------------------------------------
                              Edward F. Glassmeyer



                              /s/ Ann H. Lamont
                              ------------------------------------
                              Ann H. Lamont



                              /s/ Eileen M. More
                              ------------------------------------
                              Eileen M. More

                               INDEX TO EXHIBITS
                               -----------------


                                                        Page
                                                        ----


EXHIBIT A           Agreement of Reporting Persons      18